EXHIBIT 3.1

TEXT OF AMENDED ARTICLE I, SECTION 11

AND ARTICLE II, SECTION 16
OF

THIRD AMENDED AND RESTATED BY-LAWS

OF

CHRISTOPHER & BANKS CORPORATION

Full text of Article I, Section 11, as amended and restated in its entirety:

Section 11.  Notice of Nominations and Other Business at Annual Meetings.

(a)          Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only through any one of the following means:  (1) pursuant to the Corporation’s notice of meeting, (2) by or at the direction of the Board of Directors or (3) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice by the stockholders provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section.

(b)          For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (3) of paragraph (a) of this Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement is less than one hundred twenty (120) days prior to the date of such meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (1) as to each person whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such person or any Associated Person of such person and (iii) any other direct or indirect positions, agreements or understandings to which such person or any Associated Person of such person is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Corporation; (2) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any Associated Person of such stockholder, including any agreements such stockholder or any Associated Person of such stockholder may have with others in connection with such business; and (3) as to the stockholder giving the notice (i) the name and address of such stockholder, as they appear on the Corporation’s books, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder or any Associated Person of such stockholder and (iii) any other direct or indirect positions, agreements or understandings to which such stockholder or any Associated Person of such stockholder is a party (including hedged positions, short positions, options, derivatives, convertible securities and any other stock appreciation or voting interests) which provide the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Corporation.

(c)          Only such persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section.  Except as otherwise provided by law, the Chair of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with these By-Laws, to declare that such defective proposed business or nomination shall be disregarded.

(d)          For the purposes of this Section, “public announcement” shall mean disclosure in a press release reported by (i) the Dow Jones News Service, Associated Press or a comparable national news service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(e)          For the purposes of this Section, “Associated Person” of any stockholder or proposed nominee shall mean (i) any member of the immediate family of such stockholder or proposed nominee sharing the same household with such stockholder or proposed nominee; (ii) any person controlling, controlled by, or under common control with, such stockholder or proposed nominee; (iii) any person acting in concert or as part of a group (within the meaning of the Exchange Act and the regulations promulgated thereunder) with such stockholder or proposed nominee; or (iv) any beneficial owner of shares of stock of the Corporation that are owned (of record or beneficially) by such stockholder or proposed nominee.

(f)          Nothing in this Section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act.

Full text of Article II, Section 16, as amended and restated in its entirety:

Section 16.  Conduct of Meetings.  At each meeting of the Board of Directors, the Chair of the Board of Directors or, in his or her absence, a director designated by the Chair or a director chosen by a majority of the directors present, shall act as Chair of the meeting.  The Secretary or, in his or her absence, any person appointed by the Chair of the meeting, shall act as Secretary of the meeting and keep the minutes thereof.  The order of business at all meetings of the Board of Directors shall be as determined by the Chair of the meeting.